UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

SPIRIT REALTY CAPITAL, INC.

(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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	(2)	Form, Schedule or Registration Statement No.:
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SUPPLEMENT TO PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 19, 2021

This proxy statement supplement (this “Supplement”), dated May 14, 2021, supplements and amends the proxy statement filed with the Securities and Exchange Commission on April 9, 2021 (the “Proxy Statement”) relating to the proxies being solicited by the Board of Directors (the “Board”) of Spirit Realty Capital, Inc., a Maryland corporation (the “Company” and “we,” “us” or “our”), in connection with our 2021 Annual Meeting of Shareholders to be held on Wednesday, May 19, 2021. This Supplement should be read together with the Proxy Statement. Other than as set forth below, no changes have been made to the Proxy Statement.

Engagement of Proxy Solicitor

Subsequent to filing the Proxy Statement, we engaged The Proxy Advisory Group, LLC, an independent proxy solicitation firm, to assist in soliciting proxies on our behalf. The Company has agreed to pay a fee of $15,000, plus costs and expenses, for these and related services.

Expenses and Manner of Solicitation

As noted in the Proxy Statement, the Company will bear the expense of soliciting proxies by the Board. Proxies may be solicited on behalf of the Company in person, by telephone or e-mail, by directors, officers or employees of the Company, who will receive no additional compensation for soliciting proxies. We will also reimburse brokers and other nominees for their expenses incurred in distributing proxy materials to beneficial owners of our shares.